Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw	Steven Canup
Chief Financial Officer	Investor Relations
(626) 583-3512	(626) 583-3775

EAST WEST BANCORP REPORTS RECORD EARNINGS

FOR THIRD QUARTER OF 2004

EPS Increases 22% to $0.39

Performance driven by loan growth, operational efficiencies and sustained asset quality

East West increases 2004 Guidance to$1.47 and provides initial 2005 guidance of 20% EPS growth

San Marino, CA – October 21, 2004 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported financial results for the third quarter of 2004.  Earnings per share for the third quarter increased 22% to a record $0.39 from $0.32 in the prior year period.  The growth in earnings in the third quarter was largely attributable to a significant increase in net interest income resulting from the strong loan growth as well as continued operating efficiencies.

Third quarter highlights include:

•                  Gross loans increased 44% year to date to a record $4.7 billion;

•                  Total deposits equaled $4.3 billion, a 30% increase over year end 2003;

•                  Third quarter net interest margin of 4.24%;

•                  Total cost of deposits for the quarter of 1.00%;

•                  Efficiency ratio of 34.75%;

•                  Total non-performing assets were 0.05% of total assets;

•                  Closing of the Trust Bank acquisition.

- more -

Financial Summary

Third quarter net income totaled $20.4 million, 26% higher than the $16.1 million reported in the same period of the previous year and the largest amount in the Bank’s history.  Return on average assets for the third quarter was 1.55%, compared with 1.77% in the previous year, while return on average equity for the quarter was 17.84%, compared with 19.52% in the third quarter of 2003.  Total shareholders’ equity as of September 30 increased by $129.4 million from year end to $491.4 million, due primarily to the issuance of equity in the Bank’s private placement, the issuance of shares for the Trust acquisition and an increase in retained earnings.

“We continued to expand our range of relationships during the quarter, generating loan and deposit growth not only from existing customers, but also through the addition of new customers,” stated Dominic Ng, Chairman, President and CEO of East West.  “We are particularly pleased that we increased our market share without compromising our commitment to sound underwriting standards, disciplined pricing and controlled operating expenses.  Combined with strong growth in our balance sheet, we achieved the lowest ratio of nonperforming assets and the lowest efficiency ratio in the past decade. As in recent quarters, this performance, particularly the growth in the loan portfolio, was driven by a balanced contribution from existing account officers, new hires and from a greater marketing effort from our retail branches.”

“Also during the third quarter, we closed the acquisition of Trust Bank, adding over 4,000 deposit customers to the East West franchise.  We completed the conversion and integration of all Trust Bank systems in the first week of October and have already begun to cultivate these new relationships to generate additional lending and deposit opportunities” concluded Ng.

Management Guidance

The Company provided updated guidance for 2004 earnings per share.  Based on the year-to-date performance and the expected results for the fourth quarter, management has increased its full year EPS estimate to $1.47, representing a fourth quarter EPS of $0.40, compared to the previous full year guidance of $1.40 to $1.42.  These estimates assume a stable interest rate environment, as well as a loss provision, efficiency ratio and tax rate roughly equal to those of the third quarter.

East West also provided initial guidance for 2005 EPS, growth of 20%, representing an initial EPS estimate of $1.76.  Mr. Ng commented on the Bank’s outlook, “We are encouraged by the levels of our loan pipeline and have realized higher net interest income due to the recent movements by the Federal Reserve.  This strong loan origination, combined with growth in our deposit base and our commitment to controlled expense levels, will deliver earnings growth in the 20% range in 2005.  Our EPS guidance is also based on a stable interest rate environment, annualized loan growth in 2005 of approximately 18% and 20%, approximately 15% to 17% annualized deposit growth, an efficiency ratio in the high 30% range, and an effective tax rate of approximately 36% to 38%,” said Mr. Ng.

Balance Sheet Summary

At September 30, 2004, total assets equaled a record $5.6 billion, 37% above assets at December 31, 2003.  The growth in assets was primarily attributable to the growth of the loan portfolio.  Gross loans at September 30, 2004 equaled $4.7 billion, an increase of 44% over $3.3 billion at December 31, 2003.  Organic loan growth, excluding the impact of the Trust Bank acquisition, equaled 39% year to date.  East West also executed a FNMA multifamily loan securitization of approximately $24 million in the third quarter.  The Bank undertook the securitization for capital management purposes and retained all of the securities on its balance sheet. The transaction was accounted for as a pass through security, which did not generate any gain on sale or other capitalized income.  Commercial real estate, multifamily and construction loans contributed the largest dollar volume of the portfolio growth, although every category of loans experienced double digit growth rates for the year to date.  Single family mortgages increased nearly $128 million from the end of 2003, reflecting a previously discussed shift to more variable rate and hybrid products.

Average earning assets for the third quarter equaled $5.0 billion, 46% higher than for the third quarter of 2003. The growth in average earning assets was driven by a 58% increase in average loans to $4.4 billion, and a 10% increase in average investment securities. The yield on average earning assets for the quarter equaled 5.37%, slightly above the 5.33% in the year ago quarter.

Total deposits as of September 30, 2004 equaled $4.3 billion, a 30% increase over total deposits of $3.3 billion at December 31, 2003.  Organic deposit growth year to date totaled 25%.  Core deposits at September 30, 2004 totaled $2.3 billion, an increase of 27% over $1.8 billion at December 31, 2003.  As a result of the Bank’s focus on gathering additional small to mid-sized commercial relationships, demand deposits and money market accounts represented the majority of the core deposit growth year to date, increasing a combined $425 million since the end of 2003.  The Bank also generated over $510 million in time deposits year to date, including the Trust Bank acquisition.

Average deposits for the third quarter totaled $3.9 billion, 26% above the figure for the prior year period, while average core deposits equaled $2.0 billion, 22% greater than a year ago.  The year-over-year increase in average core deposits is primarily attributable to the expansion in commercial relationships, as well as programs in the retail branches targeting smaller businesses, as well as the Trust Bank acquisition.

The average cost of deposits for the third quarter increased to 1.00% from 0.86% for the third quarter of 2003.   The increase in the cost of deposits for the year-over-year period is attributable primarily to the higher cost of deposits from Trust Bank, and secondarily to a higher market interest rate on selected deposit categories, including time deposits.

Operating Results

Net interest income for the third quarter climbed 41% to a record $52.8 million, representing a net interest margin of 4.24%, compared to 4.39% a year ago and 4.12% in the previous quarter.  The sequential quarter increase in net interest margin is attributable to the impact of the increase in the Fed Funds rate during the quarter as well as the continued growth in the loan portfolio.  The prior year net interest margin includes approximately $1.1 million in charges and interest from the resolution and repayment of selected loans.  Excluding these items, the margin for the third quarter of 2003 was 4.26%.  Management now anticipates a net interest margin for the fourth quarter of 2004, assuming stable interest rates, of 4.25% to 4.28%. For 2005, management anticipates a net interest margin, again assuming a stable rate environment, of between 4.28% and 4.30%.

East West provided $5.0 million for loan losses during the third quarter, compared to $2.0 million in the year ago quarter.  The increased provision reflects the strong rate of growth in loans, offset by the sustained low levels of nonperforming assets. Given the outlook for loan growth, management believes that provision for loan losses for the next several quarters should remain consistent with the third quarter level.

Noninterest income for the third quarter totaled $7.2 million, 22% lower than the year ago level.  Core noninterest income for the quarter, which excludes non-recurring gains on sales of loans, securities and other assets, totaled $5.6 million, compared to $8.6 million in the prior year period.  The overall level of core noninterest income was negatively impacted by a $2.2 million decrease in secondary marketing income due to both a customer shift to variable rate and hybrid mortgages which East West retains in its portfolio.  Total noninterest income for the third quarter included gains on the sale of securities related to the Trust Bank acquisition, as well as a net gain of $900,000 on the disposition of bank premises due to future relocation.

Total non-interest expense for the third quarter was $23.2 million, 17% above a year ago.  Cash operating expenses, which exclude the amortization of intangibles and investments in affordable housing partnerships, totaled $20.9 million for the quarter, an 19% increase over the prior year period.  The increase in noninterest expense over the prior year is primarily due to higher compensation related to the addition of the Trust Bank staff as well as organic growth in account officers, higher occupancy expense from the addition of new branches and higher other expenses, which can be attributed to overall deposit and loan growth.  Management anticipates modest expense growth in the fourth quarter of 2004 and an annualized rate of growth in expenses for 2005 in the 12% to 15% range.

East West generated a 34.75% efficiency ratio for the third quarter of 2004, compared to 37.58% a year ago.  The year-over-year improvement in efficiency ratio is attributable to increased efficiencies in the Bank’s operating platform and the significant growth in net interest income.  Management expects the efficiency ratio for 2005 to range from 35% to 38%.

The effective tax rate for the third quarter was 35.9% compared to 34.9% a year ago. As the Bank’s pretax income increases, the fixed dollar value of existing tax credits result in a smaller reduction in the Bank’s effective tax rate.  Management anticipates an effective tax rate for the fourth quarter of approximately 36% and for 2005 of 36% to 38%.

Asset Quality

Total nonperforming assets reached the lowest level the Bank has experienced in the past decade.  Total nonperforming assets were $2.6 million, or 0.05% of total assets at September 30, 2004, which compares with $5.8 million, or 0.15% of total assets, at September 30, 2003.  Nonaccrual loans at September 30, 2004 were $2.6 million, or 0.06% of total loans, compared to $4.6 million, or 0.16% of total loans, a year ago.

Net chargeoffs for the quarter totaled $3.3 million, or an annualized 0.30% of average loans, compared to net recoveries of $467,000, or an annualized recovery of 0.07% of average loans, for the third quarter of 2003.  Net chargeoffs in the third quarter of 2004 resulted almost entirely from two commercial loans, both of which were previously on nonperforming status.

Management believes that the overall level of asset quality remains sound and that nonperforming assets should continue to be below 0.50% of total assets and that net chargeoffs should remain below an annualized 0.35% in 2004 and 2005.  The allowance for loan losses at September 30, 2004 was $46.9 million, or 0.99% of total loans and 1,804% of nonaccrual loans, compared to $37.5 million, or 1.28% of total loans and 819% of nonaccrual loans at September 30, 2003.

Capitalization

East West continues to be well capitalized under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.63%, a total risk-based capital ratio of 10.70% and a Tier I leverage ratio of 9.18%.  Total stockholders’ equity as of September 30, 2004 was $491.4 million, representing a book value per share of $9.39.  East West did not repurchase any shares during the quarter.  The investors in the Bank’s recent private equity placement exercised their option to purchase an additional $10 million of shares during the third quarter, resulting in the issuance of approximately 406,000 shares.  During the third quarter, East West closed the Trust Bank acquisition and issued approximately 1.2 million shares.

About East West

East West Bancorp is a publicly owned company, with $5.6 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”.  The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent commercial banks headquartered in Los Angeles.  East West Bank serves the community with 42 branches throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China.  It is also one of the largest financial institutions in the nation focusing on the Chinese-American community.  For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including recently enacted California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in events.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except per share amounts)

	September 30, 2004	December 31, 2003	% Change
Assets
Cash and cash equivalents	$110,631	$141,589	(22)
Investment securities	466,905	445,736	5
Loans (net of allowance for loan losses of $46,902 and $39,246)	4,672,851	3,234,133	44
Premiums on deposits acquired, net	8,326	7,565	10
Goodwill	45,428	28,710	58
Other assets	262,396	197,700	33
Total assets	$5,566,537	$4,055,433	37

Liabilities and Stockholders’ Equity
Deposits	$4,313,454	$3,312,667	30
Short-term borrowings	—	12,000	(100)
FHLB advances	655,250	281,300	133
Accrued expenses and other liabilities	57,525	53,589	7
Notes payable	6,913	2,192	215
Junior subordinated debt securities	42,012	31,702	33
Total liabilities	5,075,154	3,693,450	37
Stockholders’ equity	491,383	361,983	36
Total liabilities and stockholders’ equity	$5,566,537	$4,055,433	37
Book value per share (1)	$9.39	$7.41	27
Number of shares at period end (1)	52,319	48,857	7

Ending Balances

	September 30, 2004	December 31, 2003	% Change
Loans
Residential first mortgage	$274,341	$146,686	87
Real estate - multifamily	1,057,585	809,311	31
Real estate - commercial	2,362,038	1,558,594	52
Real estate - construction	317,729	179,544	77
Commercial business	392,728	311,133	26
Trade finance	139,580	120,809	16
Consumer	177,200	147,150	20
Total gross loans	$4,721,201	$3,273,227	44
Unearned fees, premiums and discounts	(1,448)	152	(1,053)
Allowance for loan losses	(46,902)	(39,246)	20
Net loans	$4,672,851	$3,234,133	44

Deposits
Noninterest-bearing demand	$1,135,476	$922,946	23
Interest-bearing checking	305,406	276,390	10
Money market	501,720	289,217	73
Savings	337,943	301,154	12
Total core deposits	2,280,545	1,789,707	27
Time deposits	2,032,909	1,522,960	33
Total deposits	$4,313,454	$3,312,667	30

(1) Prior period amounts have been restated to reflect the 2 for 1 stock split on June 21, 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share amounts)

	For the three months ended September 30,
	2004	2003	% Change

Interest and dividend income	$66,815	$45,427	47
Interest expense	(13,980)	(7,966)	75
Net interest income	52,835	37,461	41
Provision for loan losses	(5,000)	(2,000)	150
Net interest income after provision for loan losses	47,835	35,461	35
Noninterest income	7,176	9,193	(22)
Noninterest expense	(23,210)	(19,843)	17
Income before taxes	31,801	24,811	28
Income taxes	(11,402)	(8,669)	32
Net income	$20,399	$16,142	26
Net income per share, basic (1)	$0.40	$0.33	21
Net income per share, diluted (1)	$0.39	$0.32	22
Shares used to compute per share net income:
- Basic (1)	51,210	48,138	6
- Diluted (1)	52,884	49,600	7

	For the nine months ended September 30,
	2004	2003	% Change

Interest and dividend income	$175,307	$130,352	34
Interest expense	(35,385)	(26,851)	32
Net interest income	139,922	103,501	35
Provision for loan losses	(11,750)	(6,500)	81
Net interest income after provision for loan losses	128,172	97,001	32
Noninterest income	23,001	24,655	(7)
Noninterest expense	(65,612)	(56,546)	16
Income before taxes	85,561	65,110	31
Income taxes	(30,188)	(22,525)	34
Net income	$55,373	$42,585	30
Net income per share, basic (1)	$1.10	$0.89	24
Net income per share, diluted (1)	$1.07	$0.86	24
Shares used to compute per share net income:
- Basic (1)	50,137	47,952	5
- Diluted (1)	51,752	49,254	5

(1) Prior period amounts have been restated to reflect the 2 for 1 stock split on June 21, 2004

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

Average Balances

	For the three months ended September 30,
	2004	2003	% Change
Loans
Residential first mortgage	$246,482	$160,788	53
Real estate - multifamily	1,006,020	725,184	39
Real estate - commercial	2,223,589	1,243,539	79
Real estate - construction	292,499	162,450	80
Commercial business	375,378	274,494	37
Trade finance	134,231	120,712	11
Consumer	169,900	129,530	31
Total loans	4,448,099	2,816,697	58
Investment securities	469,550	428,033	10
Earning assets	4,980,691	3,410,611	46
Total assets	5,272,107	3,648,731	44

Deposits
Noninterest-bearing demand	964,794	871,196	11
Interest-bearing checking	287,506	282,026	2
Money market	460,529	224,478	105
Savings	329,466	298,150	11
Total core deposits	2,042,295	1,675,850	22
Time deposits	1,852,565	1,420,053	30
Total deposits	3,894,860	3,095,903	26
Interest-bearing liabilities	3,747,094	2,398,963	56
Stockholders’ equity	457,446	330,733	38

	For the nine months ended September 30,
	2004	2003	% Change
Loans
Residential first mortgage	$190,982	$142,698	34
Real estate - multifamily	906,945	689,006	32
Real estate - commercial	1,939,907	1,122,831	73
Real estate - construction	244,497	176,587	38
Commercial business	345,609	268,629	29
Trade finance	125,912	108,294	16
Consumer	160,203	119,647	34
Total loans	3,914,055	2,627,692	49
Investment securities	431,451	459,792	(6)
Earning assets	4,447,684	3,259,276	36
Total assets	4,718,172	3,493,139	35

Deposits
Noninterest-bearing demand	926,339	778,433	19
Interest-bearing checking	283,054	261,104	8
Money market	381,914	209,063	83
Savings	316,116	283,571	11
Total core deposits	1,907,423	1,532,171	24
Time deposits	1,704,818	1,475,524	16
Total deposits	3,612,241	3,007,695	20
Interest-bearing liabilities	3,304,249	2,352,857	40
Stockholders’ equity	415,588	317,546	31

	For the Three months ended September 30,			For the Nine months ended September 30,
	2004	2003	% Change	2004	2003	% Change
Selected Ratios
For The Period
Return on average assets	1.55%	1.77%	(12)	1.56%	1.63%	(4)
Return on average equity	17.84%	19.52%	(9)	17.77%	17.88%	(1)
Interest rate spread	3.87%	4.00%	(3)	3.83%	3.81%	1
Net interest margin	4.24%	4.39%	(3)	4.19%	4.23%	(1)
Yield on earning assets	5.37%	5.33%	1	5.26%	5.33%	(1)
Cost of deposits	1.00%	0.86%	16	0.94%	1.03%	(9)
Cost of funds	1.19%	0.97%	23	1.12%	1.14%	(2)
Noninterest expense/ average assets (2)	1.58%	1.92%	(18)	1.65%	1.92%	(14)
Efficiency ratio (2)	34.75%	37.58%	(8)	35.87%	39.25%	(9)
Net chargeoffs (recoveries) to average loans (annualized)	0.30%	(0.07)%	529	0.15%	0.07%	114

Period End
Tier 1 risk-based capital ratio				9.63%	9.83%	(2)
Total risk-based capital ratio				10.70%	11.04%	(3)
Tier 1 leverage ratio				9.18%	8.99%	2
Nonperforming assets to total assets				0.05%	0.15%	(67)
Nonaccrual loans to total loans				0.06%	0.16%	(63)
Allowance for loan losses to total loans				0.99%	1.28%	(23)
Allowance for loan losses to nonaccrual loans				1,803.92%	819.26%	120

	For the Three months ended September 30,			For the Nine months ended September 30,
	2004	2003	% Change	2004	2003	% Change
Noninterest income:
Loan fees	$750	$1,283	(42)	$3,876	$3,387	14
Branch fees	1,693	1,855	(9)	5,327	5,408	(1)
Letters of credit fees and commissions	1,782	1,782	0	5,971	5,121	17
Net gain (loss) on fixed assets	911	13	6,908	931	(156)	697
Net gain on sale of loans	16	172	(91)	273	354	(23)
Net gain on securities	678	398	70	1,481	1,385	7
Income from secondary market activities	15	2,170	(99)	868	4,292	(80)
Other	1,331	1,520	(12)	4,274	4,864	(12)
Total	$7,176	$9,193	(22)	$23,001	$24,655	(7)

Noninterest expense:
Compensation and other employee benefits	$9,386	$7,970	18	$27,693	$23,579	17
Net occupancy of premises	3,146	2,631	20	8,694	7,469	16
Deposit insurance premiums and regulatory assessments	211	187	13	572	550	4
Data processing	566	461	23	1,534	1,321	16
Amortization of positive intangibles	575	518	11	1,612	1,470	10
Amortization of investments in affordable housing partnerships	1,784	1,792	(0)	5,559	4,776	16
Other	7,542	6,284	20	19,948	17,381	15
Total	$23,210	$19,843	17	$65,612	$56,546	16

(2)  Excludes the amortization of intangibles and investments in affordable housing partnerships

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